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                                                                     EXHIBIT 3.3

                        UNIVERSAL HOSPITAL SERVICES, INC.

                           CERTIFICATE OF ELIMINATION
                                       OF
          SERIES B 13% CUMULATIVE ACCRUING PAY-IN-KIND PREFERRED STOCK


      The undersigned certifies that the following resolutions were duly adopted by the Board of Directors of Universal Hospital Services, Inc. (the "Company") on December 8, 2003:

      "WHEREAS, Section 151(g) of the Delaware General Corporation Law (the "DGCL") provides that, when no shares of a class or series of a corporation's stock remain outstanding and when no shares of that class will be issued, the board of directors of the corporation may, by resolution duly adopted, eliminate the certificate of designations relating to such series of stock from the corporation's certificate of incorporation.

      WHEREAS, the Company has acquired all previously outstanding shares of the Company's Series B 13% Cumulative Accruing Pay-In-Kind Preferred Stock (the "Series B Stock").

      WHEREAS, this Board of Directors deems it to be in the best interests of the Company and its stockholders that after the date of these resolutions no shares of the Series B Stock be issued.

      RESOLVED, that after the date of these resolutions no shares of the Series B Stock be issued subject to the certificate of designations previously filed with respect to the Series B Stock.

      FURTHER RESOLVED, that the officers of the Company are authorized and directed to prepare, execute, acknowledge and file these resolutions in accordance with Section 103 of the DGCL for the purpose of eliminating the Certificate of Designations relating to the Series B Stock from the Company's Certificate of Incorporation."

      IN WITNESS WHEREOF, I have executed this certificate the 10th day of February, 2004.

                                        /s/ John A. Gappa
                                        ----------------------------------------
                                        John A. Gappa
                                        Senior Vice President and Chief
                                        Financial Officer